[LETTERHEAD OF UNITED NATURAL FOODS, INC.]

IMMEDIATE RELEASE
July 15, 2002

                   United Natural Foods, Inc. PROVIDES OUTLOOK FOR 2003

Dayville, Connecticut - July 15, 2002 -- United Natural Foods, Inc., (Nasdaq:
UNFI) announced today that it anticipates revenues, for the fiscal year ending July 31, 2003, in the range of $1.15 billion to $1.17 billion with net income, excluding special items, in the range of $1.18 - $1.20 per diluted share. The Company also noted that gross margin is expected to be slightly above 20.0% while operating margin is expected to be slightly below 4%. Operating expenses as a percentage of sales are expected to be in the mid-16% range, and interest expense is expected to be approximately 50 basis points of sales. United Natural Foods' fiscal 2003 financial guidance reflects the anticipated impact of not renewing, as previously announced, the primary distribution agreement with Wild Oats past its current expiration date of August 31, 2002.

Michael Funk, the Company's Chief Executive Officer, commented, "With our operating divisions continuing to turn in strong performances and industry fundamentals remaining positive, we remain well positioned to capitalize on the growing market for natural products. The Company remains focused on executing its business plan and market strategy and, looking forward into fiscal 2003, we will continue to pursue a broad range of internal and external growth strategies. Central to this focus is an emphasis on maximizing profitability, expanding our customer base and increasing our penetration with existing accounts. Furthermore, our improved balance sheet along with our line of credit provides us with ample flexibility to pursue other strategic opportunities that may arise. We are particularly interested in utilizing the capital available resulting from the non-renewal of the Wild Oats contract to expand geographically into the Midwest and Texas markets."

With respect to results for the fourth quarter of fiscal 2002, Mr. Funk added, "Although we will not be announcing actual fourth quarter 2002 results until September, we are confident that our sales growth for the fourth quarter of fiscal 2002 will continue in the 12% - 14% range, and are maintaining our previous guidance of $0.28 - $0.30 per diluted share."

About United Natural Foods

United Natural Foods, Inc. carries and distributes over 30,000 products to more than 7,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores and independent retail operators.

For more information on United Natural Foods, Inc., visit the Company's web-site at www.unfi.com.

AT THE COMPANY:                 AT FRB/WEBER SHANDWICK:
--------------------------------------------------------------------------------
Todd Weintraub                  Joseph Calabrese         Vanessa Schwartz
Chief Financial Officer         General Information      Analyst Information
(860) 779-2800                  (212) 445-8434           (212) 445-8433

                                Judith Sylk-Siegel
                                Media Information
                                (212) 445-8431

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding United Natural's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Securities and Commission on June 13, 2002, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. United Natural Foods, Inc. is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws.